Exhibit 23.1

ACKNOWLEDGMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the registration statement (No. 333-290754) on Form S-8 of Friedman Industries, Inc. of our report dated April 28, 2025, on our audit of the financial statements of Century Metals & Supplies, Inc. as of and for the years ended December 31, 2024 and 2023, respectively and of our report dated November 5, 2025 on our review of the financial statements of Century Metals & Supplies, Inc. as of and for the six months ended June 30, 2025 and 2024, respectively, appearing in this Current Report on Form 8-K/A dated November 10, 2025.

We also agree to the use of our name as it appears under the caption "Independent Certified Public Accountants."

/s/ Rehmann Robson LLC

Orlando, Florida

November 10, 2025